CONTACTS:
Rick Pierce                                                   Douglas Macdougal
V.P. Finance & Investor Relations                    Chris Erdman
SafeScience, Inc.                                    Feinstein Kean Healthcare
617-422-0674                                         (617) 577-8110
www.safescience.com

COMPANY PRESS RELEASE
SAFESCIENCE, INC. COMPLETES RAISE OF $9 MILLION IN PRIVATE OFFERINGS WITH A TOTAL POTENTIAL OF $18 MILLION INSTITUTIONAL INVESTORS TAKE STAKE IN BOSTON BASED SAFESCIENCE, INC. Boston, MA (Pr News Wire)--March 31, 2000 -- SafeScience, Inc., a biotechnology and consumer products company (NASDAQ: SAFS), announced today that it has closed two private placements of its securities for a total of $9,000,000. A group of investors led by Cavallo Capital Corp purchased $5,000,000 of the Company's securities in a private offering with a commitment to purchase an additional $9,000,000 of the Company's securities subject to certain conditions. In addition to the initial $5,000,000 investment led by Cavallo Capital Corp, the Company also raised $4,000,000 dollars privately with an institution and three accredited investors. Investment bank Gerard, Klauer, Mattison & Co Inc. acted as placement agent and George K. Baum & Company served as an advisor on the transaction. The Company plans to use the proceeds of this offering for financing its growing consumer products business, Phase II clinical trials of its lead pharmaceutical compound GBC-590, as well as, general working capital purposes.

Bradley J. Carver, President of SafeScience, stated "This financing will help us to accelerate a number of specific goals that we have set out to accomplish this year. "

SAFESCIENCE
SafeScience is developing and in-licensing a portfolio of efficacious pharmaceutical, agricultural, and consumer products to be marketed under the SafeScience(R) world brand, as an alternative to conventional products employing potentially harmful chemicals. The Company's human therapeutic products include GBC-590, a unique compound to treat cancer, which is in human clinical trials, as well as a promising new antifungal compound, CAN-296, for the treatment of human fungal infections, currently in pre-clinical testing. In the area of agriculture, SafeScience is introducing Elexa(R) Plant Defense Booster, an innovative approach, which stimulates the plant to protect itself against pathogens. SafeScience's line of consumer and industrial products include environmentally and human-safe cleaners, which are being marketed through both retail and commercial channels. Further information is available on SafeScience's web site: HTTP://WWW.SAFESCIENCE.COM.


I.       SAFE HARBOR STATEMENT
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product nonapproval or product development and market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.